UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2010, Albany Molecular Research, Inc. (the “Company”) entered into an agreement with the shareholders of Excelsyn Limited (the “Sellers”) for the sale and purchase of all of the issued and outstanding shares of Excelsyn Limited (“Excelsyn”), a privately held pharmaceutical manufacturing company located in Holywell, United Kingdom, and its subsidiary (the “Subsidiary”), Excelsyn Molecular Development Limited (the “Agreement”).

Under the terms of the Agreement, the Company purchased all of the issued and outstanding shares of Excelsyn for approximately $19 million in cash.   The terms of the Agreement also prevent solicitation of employees and competition in the pharmaceutical manufacturing industry against the Company by the selling shareholders of Excelsyn for a period of two years from the transaction closing date.  Other than the Agreement and the related agreements, there are no material relationships between the Company on the one hand, and Excelsyn, the Sellers, or the Subsidiary on the other hand.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2010 unless earlier terminated or filed.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 1.01 of this report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 17, 2010, the Company issued a press release announcing its acquisition of Excelsyn.  A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated February 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Name: Mark T. Frost
Title: Senior Vice President, Administration, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 17, 2010.